Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) executed effective as of the 11th day of July, 2018 (the “Effective Date”), is by and between Nuvalent, Inc., a Delaware corporation (the “Company”), and James Malone (“Employee”). All capitalized terms not otherwise defined in the text of this Agreement have the meanings attributed to them in Exhibit A, which is incorporated herein by reference. The Company and Employee are sometimes referred to herein as the “Parties”.

RECITALS

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties,

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE I

EMPLOYMENT

1.1    Employment by the Company of Employee and Acceptance by Employee. Effective as of July 11,2018 (the “Start Date”), the Company will employ Employee on an at-will basis in such capacities and upon such terms and conditions as are hereinafter stated. For the avoidance of doubt, it is agreed and understood that (a) Employee will continue providing services under the Consulting Agreement until the Start Date, unless the Consulting Agreement is terminated before such Start Date, and (b) this Agreement shall be null and void if the Consulting Agreement terminates before the Start Date. Employee hereby accepts such employment and agrees to devote his entire business time, attention and energies exclusively to the business interests of the Company and shall not engage in any activity that is harmful to the business, reputation or best interests of the Company or any related entities or companies; provided that the foregoing shall not prevent Employee from (a) participating in charitable, civic, educational, professional, community and/or industry affairs or (b) managing Employee’s personal and family financial affairs, as long as the activities described in the preceding clauses (a) and (b), individually and in the aggregate, do not materially interfere with Employee’s duties to the Company.

1.2    Term of Employment. The term of Employee’s employment hereunder (the “Term”) shall commence as of the Start Date and shall continue until terminated pursuant to Article III, whereupon this Agreement and Employee’s employment with the Company will terminate, except that Articles IV and V of this Agreement shall survive termination and remain in full force and effect thereafter.

1.3    Position; Duties. Employee shall initially be the Company’s Chief Financial Officer (the “Position”), and in that capacity, shall report to the Company’s Board of Directors. During the Term, Employee shall faithfully execute all duties, responsibilities and authorities as are as assigned to him.

1.4    Primary Office Location. Employee’s primary office location shall be at the Company’s headquarters.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1     Base Salary. Employee’s annual base salary (the “Base Salary”) shall initially be $230,000, and shah be payable (net of withholding) in accordance with the Company’s normal payroll practices. Employee’s Base Salary shall be subject to annual review by the Company’s Chief Executive Officer (or a designee thereof) or the Board (or a committee thereof).

2.2    Annual Performance Bonus. With respect to each full fiscal year of employment completed during the Term, Employee will be eligible for an annual discretionary bonus (an “Annual Bonus”), in an amount, if any, to be determined by the Board in its sole discretion. Subject to the Board’s discretion to determine the actual amount, such Annual Bonus shall have a target amount equal to thirty percent (30%) of Employee’s Base Salary. Employee’s right to receive the Annual Bonus for any fiscal year is conditioned on his remaining in the active employ of the Company through the date of payment.

2.3    Equity Award. Employee will receive a stock option award of 0.7% of the fully diluted outstanding equity of the Company (the “Options”) inclusive of a Series A financing up to $50 million. The grant will be subject to the terms and conditions of the Company’s Equity Incentive Plan and an equity award agreement, which shall be in form and substance acceptable to the Company. The Options will have a strike price set at fair market value to be determined in good faith based on a 409A valuation in accordance with IRS regulations. The Options shall vest in equal parts on each of the first four anniversaries of the Start Date. Such awards shall continue to be subject to the terms and conditions (including vesting and forfeiture) provided by the applicable plan documents and award agreements. For the avoidance of doubt, Employee’s employment under this Agreement is a continuation of Employee’s service relationship with the Company for purposes of the continued vesting of such awards.

2.4    Paid Time Off. Employee shall been titled to up to eighteen(18) days per year of paid time off, which shall begin accruing as of the Start Date at a rate of one and a half (1.5) days per month. Upon accruing eighteen (18) days of paid time off, Employee will cease accruing additional days of paid time off until the Employee’s accrued paid time off amount is less than eighteen (18) days.

2.5    Employee Benefit Plans. Employee shall be eligible to participate in the employee benefit plans that the Company maintains for the benefit of similarly situated employees, subject to the eligibility and other terms and conditions thereof. Nothing in this Agreement shall limit the Company’s right to change or cancel any benefit plan at any time and for any reason.

2.6     Expenses. The Company shall reimburse Employee for all authorized and approved expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement, subject to the terms and conditions of the Company’s expense reimbursement policy, as in effect and amended from time to time.

ARTICLE III

EMPLOYMENT TERMINATION

3.1     Right to Terminate.

(a)    Termination Without Cause. The Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time and for any reason upon at least two (2) weeks’ prior written notice to Employee. During this notice period, the Company may request that that Employee not come to the Company’s offices, but Employee shall continue to perform such responsibilities as the Company requests. The Company shall have discretion to request that Employee separate from service before the end of the notice period, in which case the Company shall continue to pay Employee’s Base Salary through the end of the notice period. If Employee’s employment is terminated under this Section 3.1(a) after an Annual Bonus for a completed fiscal year has been announced and awarded to Employee but before such Annual Bonus is paid, the Company will pay such Annual Bonus to Employee within thirty (30) days after the Termination Date.

(b)    Termination For Cause. The Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time for Cause.

(c)    Termination Due to Death or Disability. Employee’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Employee’s death or a determination by the Company that Employee is Disabled. A determination of Disability under this Section 3.1(c) shall not affect Employee’s right to any disability benefits available under a Company benefit plan; such benefits shall be governed solely by the terms of the applicable plan (if any).

(d)    Resignation by Employee. Employee may resign from Employee’s employment under this Agreement at any time and for any reason, subject to providing at least two (2) weeks’ prior written notice. During this notice period, the Company may request that Employee not come to the Company’s offices, but Employee shall continue to perform such responsibilities as the Company requests. The Company shall have discretion to request that Employee separate from service before the end of the notice period, in which case the Company shall have no obligation to pay Employee for any period after the requested Termination Date.

3.2     Rights Upon Termination. Upon termination of Employee’s employment under Section 3.1, neither Employee nor Employee’s estate shall have any rights other than as expressly provided in Section 3.1, except for the right to receive payment of (a) earned but unpaid Base Salary and unused paid time off, in each case accrued through the Termination Date; (b) unreimbursed business expenses; and (c) any vested benefits due under a Company benefit plan. AU payments under this Section 3.2 shall be paid within thirty (30) days after the Termination Date or at such other time as is prescribed by an applicable benefit plan.

ARTICLE IV

RESTRICTIVE COVENANTS; COOPERATION; INDEMNIFICATION; REPRESENTATIONS

4.1    Restrictive Covenants.

(a)    Proprietary Information.

(i)    Employee acknowledges that Employee’s relationship with the Company is one of high trust and confidence and that in the course of Employee’s employment with the Company, Employee will have access to and contact with Proprietary Information. At all times during the Term and thereafter, Employee will not, except as required in connection with the performance of Employee’s duties for the Company or as discussed in other provisions of this Section 4.1, disclose or use Proprietary Information for any purposes without written approval by an officer of the Company.

(ii)    Any confidentiality and nondisclosure provision in this Agreement does not prohibit or restrict Employee from responding to any inquiry by, providing testimony to, or otherwise communicating truthfully and in good faith with any other federal, state, or local agency or regulatory authority about a possible violation of law or regulation. Employee may make such disclosures without providing notice, advance or otherwise, to the Company. Otherwise, in the event that Employee receives a subpoena, request for production, is ordered or otherwise is compelled to disclose any Proprietary Information, whether in a legal or regulatory proceeding or otherwise, Employee shall, to the extent not prohibited by law, provide the Company with prompt notice of such subpoena, request or order so that the Company may have the opportunity to seek to prevent disclosure.

(iii)    Notwithstanding Employee’s confidentiality and nondisclosure obligations, Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (I) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.”

(iv)    Employee’s obligations under this Section 4.1(a) shall not apply to any information that (A) is or becomes known to the general public under circumstances involving no breach by Employee or others of the terms of this Section 4.1(a) or any other confidentiality obligation to the Company, (B) is generally disclosed to third parties by the Company without restriction on such third parties, or (C) is approved for release by written authorization of an officer of the Company.

(v)    Employee agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, electronic or other tangible material containing information of the Company or of third parties provided to Employee in the course of Employee’s employment with the Company, whether created by Employee or others, which shah come into Employee’s custody or possession, shall be and are the exclusive property of the Company to be used by Employee only in the performance of Employee’s duties for the Company and shah not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, Employee shall not retain any such materials or copies thereof or any such tangible property and shall, upon request, execute a certification confirming that fact, the content of which shall be satisfactory to the Company.

(vi)    Employee agrees that Employee’s obligation not to disclose or to use information and materials of the types set forth in this Section 4.1(a), and Employee’s obligation to return materials and tangible property set forth in Section 4.1(a)(v) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Employee.

(vii)    Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions that are known to Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

(b)    Nonsolicitation. During the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), Employee shall not, either alone or in association with others, directly or indirectly (i) solicit, persuade, encourage or permit any organization directly or indirectly controlled by Employee to solicit, persuade, or encourage, any employee of the Company to leave the employ of the Company; (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Employee to solicit for employment, hire or engage as an independent contractor, any person who is employed or engaged by the Company or who was employed by the Company in the six (6) months preceding the solicitation, hiring or engagement; and/or (iii) solicit, divert or take away, the business or patronage of any of the clients, collaborators, licensees, customers or accounts or prospective clients, collaborators, licensees, customers or accounts, of the Company that were contacted, solicited or served by the Company, to Employee’s knowledge, during the two (2) year period prior to the end of the Term.

(c)    Noncompetition. Employee agrees to devote Iris full business time, attention and energies to the performance of duties with the Company. During the Term and for the Restricted Period, Employee may not contract with any business or enterprise that researches, develops, manufactures, markets, or sells any product or service that is competitive or potentially competitive with any other product or service that is or was researched, developed or commercialized by the Company with the assistance of Employee or competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company. The Company retains a right to contract with other companies and/or individuals for employment services without restriction.

(d)    Nondisparagement. Employee agrees not to make negative comments or otherwise disparage the Company or any of its Affiliates or any of their officers, directors, employees, shareholders, agents or products other than (i) in the good faith performance of Employee’s duties to the Company Group while Employee is employed by tire Company or any of its Subsidiaries or Affiliates; (ii) in truthful testimony given in response to a lawful subpoena or similar court or governmental order; or (iii) good faith and truthful communications with a government agency.

(e)    Inventions.

(i)    All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by Employee, in the course of providing services to the Company pursuant to this Agreement (but not while providing services to The President and Fellows of Harvard College or another academic institution of which the Employee is an employee), solely or jointly with others or under Employee’s direction and whether during normal business hours or otherwise, (A) during the Term if related to the business of the Company or (B) during or after the Term if resulting or directly derived from Proprietary Information (collectively under clauses (A) and (B), “Inventions”), shall be the sole property of the Company. Employee hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Employee’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company ‘ s premises and not using the Company’s tools, devices, equipment or Proprietary Information. Employee further acknowledges that each original work of authorship which is made by the Employee (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

(ii)    Employee agrees that if, in the course of his employment, Employee intends or wishes to incorporate into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by Employee or in which Employee has an interest (“Prior Inventions”), (i) Employee will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) upon such incorporation, the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Employee will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission. In the event that a Prior Invention to which Employee has an obligation to grant a license to the Company pursuant to the foregoing clause (ii) has previously been assigned to The President and Fellows of Harvard College or another academic institution of which Employee is an employee and to which Employee had a preexisting obligation to assign such Prior Invention, then in lieu of the grant of a license as provided in the foregoing clause (ii), Employee shall use his best efforts to secure for the Company a license to such Prior Invention on such terms as the Company may reasonably request.

(iii)    Upon the request of the Company and at the Company’s expense, Employee shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Employee also hereby waives all claims to moral rights in any Inventions.

(iv)    Employee shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

(f)    Return of Company Property. On the Termination Date (or at any time prior thereto at the Company’s request), Employee shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Employee shall, upon request, execute a certification confirming the return of all Company property, the content of which shall be satisfactory to the Company.

(g)    Acknowledgements. Employee hereby acknowledges and agrees that the covenants set forth in Section 4.1(a) through Section 4.1(f) (collectively, such covenants, the “Restrictive Covenants”) are an integral part of this Agreement and but for the Restrictive Covenants, the Company would not enter into this Agreement. Employee further agrees that (i) the Restrictive Covenants do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living; (ii) the potential harm to the Company Group of the non-enforcement of any provision of the Restrictive Covenants outweighs any potential harm to Employee of its enforcement by injunction or otherwise; (iii) the terms of the Restrictive Covenants are reasonable and narrowly tailored to protect the Company Group’s protectable interests in its confidential information and other protectable business relationships; and (iv) Employee has carefully read this Agreement and consulted with legal counsel of Employee’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Employee by this Agreement including the Restrictive Covenants incorporated herein, and is in full accord as to their necessity for the reasonable and proper protection of confidential and Proprietary Information of the Company Group now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by the Restrictive Covenants is reasonable with respect to subject matter, scope and time period.

(h)    Enforcement. Employee agrees and acknowledges that:

(i)    If, at the time of enforcement of this Section 4.1, a court of competent jurisdiction determines that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that they shall substitute the maximum duration or scope that is reasonable under such circumstances for the stated duration or scope, and that they shall revise the restrictions contained herein to cover the maximum duration or scope permitted by law.

(ii)    Because Employee’s services are unique and because Employee has access to confidential information and customer and other relationships, the Parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement, including this Section 4.1. Therefore, Employee agrees that in the event of a breach or threatened breach of this Agreement, including this Section 4.1, the Company, its Subsidiaries and/or their respective successors shall be entitled to specific performance and/or injunctive or other relief without posting a bond or other security.

(i)    Survival of Provisions. The obligations contained in Sections 4.1 and 4.2 hereof shall survive the Termination Date and shall be fully enforceable thereafter.

4.2    Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel of the Company), Employee agrees that while employed by the Company or any of its Subsidiaries or Affiliates and thereafter, Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of Employee’s employment with the Company, and will provide reasonable assistance to the Company , its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of Employee’s employment with the Company (collectively, “Cooperation Claims”); provided that if such cooperation is required after the Termination Date, such assistance shall be provided at times mutually agreed to in good faith between Employee and the Company taking into account Employee’s obligations under any then-existing full-time business endeavors. Employee agrees to promptly inform the Company if Employee becomes aware of arty lawsuits involving Cooperation Claims that may be filed or threatened against the Company or its Affiliates. Employee also agrees to promptly inform the Company (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company or its Affiliates (or their actions) or another party attempts to obtain information or documents from Employee (other than in connection with any litigation or other proceeding in which Employee is a party-in-opposition) with respect to matters Employee believes in good faith to relate to any investigation of the Company or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Cooperation Claims, Employee shall not communicate with anyone (other than Employee’s attorneys and tax and/or financial advisors and except to the extent that Employee determines in good faith is necessary in connection with the performance of Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its Affiliates without giving prior written notice to the Company or the Company’s counsel. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in fulfilling Employee’s obligations under this Section 4.2 after presentation of appropriate documentation related thereto.

4.3    Representations. Employee represents and warrants that Employee has disclosed to the Company, and provided copies of, any agreement Employee may have with any third party (e.g., a former employer) which may limit Employee’s ability to work for the Company, or which otherwise would create a conflict of interest with the Company. Employee further represents and warrants that Employee is not bound by any non-competition, non-disclosure, non-solicitation, or other obligations, except for those contained in written agreements Employee has provided to the Company. Employee understands that Employee is prohibited from using or disclosing any confidential information or materials, including trade secrets, of any former employer or third party to whom Employee has an obligation of confidentiality and from violating any lawful agreement that Employee may have with any third party. By accepting employment with the Company, Employee represents that Employee has and will continue to comply with these requirements and that Employee is not in possession of any confidential documents or other property of any former employer or other third party.

ARTICLE V

GENERAL PROVISIONS

5.1    Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, sent by facsimile or electronic mail (e-mail) transmission, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed Party may have substituted by notice pursuant to this Section 5.1):

(a)    If to the Company:

Nuvalent, Inc.

Attention: Matt Shair

E-mail: MShair@Nuvalent.com

With a copy to Cam Wheeler

E-mail: CWheeler@Deerfield,com

(b)    If to Employee:

At Employee’s home address kept on file at the Company’s office or by e-mail to the e-mail address issued by the Company; provided that e-mail to such Company-issued address shall not be treated as sufficient notice after the Termination Date.

Such notice, consent, document or communication shall be deemed given upon personal delivery, delivery by electronic mail (e-mail) transmission or receipt at the address of the Party stated above or at any other address specified by such Party to the other Party in writing, except that if delivery has not been confirmed, then such notice shall be deemed given on the second business day after it is sent by FedEx or UPS overnight delivery.

5.2    Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties (or any predecessor to a Party), with respect to the subject matter hereof. This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

5.3     Amendment. This Agreement may be altered, amended, waived or modified only in a writing signed by both of the Parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the Parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

5.4     Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Employee, but may be assigned by the Company, in whole or in part. This Agreement shall be binding on and inure to the benefit of each Party and such Party’s respective heirs, legal representatives, successors and assigns.

5.5     Severability. This Agreement contains several separate covenants. If any court of competent jurisdiction determines that any covenant or provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other covenants or provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the expressed intent of the Parties.

5.6     Waiver of Breach. The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

5.7    Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to any rules of construction concerning the draftsman hereof and without regard to such state’s conflict of laws principles.

5.8    Arbitration. If any dispute should arise concerning the breach, termination, enforcement, interpretation or validity of this Agreement (including the determination of the scope or applicability of this agreement to arbitrate) or otherwise relating in any way to the terms and conditions of Employee’s employment, including any statutory claim of discrimination, the parties agree to submit the dispute to arbitration before a panel of three (3) neutral arbitrators at JAMS in New York, New York pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. Each party will bear its own expenses, including legal and accounting fees, if any, with regard to arbitration. Any costs, fees or taxes involved in enforcing the arbitration award shall be fully assessed against and paid by the party resisting enforcement of the award. For injunctive relief, it is agreed that any court of competent jurisdiction may also entertain an application by either party. The parties further agree that no demand for punitive damages shall be made in any arbitration proceeding. Any award of the arbitrator shall be final and binding on the parties, subject only to such right of review that may lie under applicable law, and may be entered and enforced in any court having jurisdiction thereof. The parties agree for themselves and any persons or companies under their control and direction that any arbitration conducted under the authority of this Agreement will be private and confidential, and all documents, evidence, orders and awards, whether electronic or otherwise, will be kept private and secret and will not be disclosed to persons who are not participating in the arbitration proceeding. This obligation continues during the course of the proceeding and thereafter unless all parties otherwise agree in writing to the contrary.

5.9    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless otherwise expressly provided, the words “include” and “including” mean including and not limited to.

5.10    Counterparts. This Agreement shall be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

5.11    Tax Matters.

(a)    Withholding. All payments and benefits to Employee, whether under this Agreement or otherwise, shall be subject to withholding for income and employment taxes in the amount determined by the Company. Regardless of the amount withheld, Employee shall be responsible for all income and employment taxes owed with respect to amounts earned, accrued, or payable under this Agreement (including imputed income), except to the extent applicable law specifies that the tax is the responsibility of the Company or another party.

(b)    Section 409A. This Agreement shall be construed insofar as possible for all payments to be exempt from Section 409A of the Code (“Section 409A”). and with respect to any amounts that are not so exempt, so as to avoid the imposition of additional tax and/or penalties under Section 409A. Any payments that are subject to Section 409A shall be subject to the following: (i) amounts conditioned upon execution of a release shall not be paid before the year in which the last possible date for revocation of the release occurs (measured from the Termination Date), even if the release is actually signed and the revocation period actually expires in an earlier year; (ii) in no event shall amounts subject to reimbursement be reimbursed after the year in which the reimbursable expense is incurred; and (iii) to the extent payment of an amount is triggered by termination of employment, “termination of employment,” Termination Date, and similar terms shall mean “separation from service” within the meaning of Section 409A and applicable regulations. For purposes of Section 409A, each installment in a series of installment payments shall be treated as a separate and distinct payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year written above.

COMPANY:

NUVALENT, INC.

By:	/s/ Michael Farrell

Name:	Michael Farrell
Title:	Treasurer

EMPLOYEE:

/s/ James Malone James Malone

Signature Page to Employment Agreement

Exhibit A

Additional Defined Terms

“Affiliate” of any Person means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.

“Cause” shall be determined by the Board in its sole discretion and shall include the following: (a) Employee’s willful and material failure to perform his duties to the Company (other than any such failure or refusal resulting from Employee’s incapacity); (b) Employee’s commission of an act of fiduciary breach relating to the property of the Company and/or its Affiliates; (c) Employee’s gross misconduct; or (d) Employee’s material breach of the Agreement or any material written Company policy. Solely with respect to clauses (a) and (d) above, Employee shall have thirty (30) days after receipt of notice from the Company of the events or conditions constituting Cause within which to cure such events or conditions constituting Cause, and Cause shall not be deemed to exist unless and until Employee fails to cure such acts constituting Cause within such thirty (30) day cure period,

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and any of its Subsidiaries.

“Disability” or “Disabled” means the inability of Employee, due to a physical or mental impairment, for 120 days (whether or not consecutive) during any period of 360 days to perform the duties and functions contemplated by this Agreement. A determination of disability shall be made by the Company in consultation with a physician satisfactory to the Company, and Employee shall cooperate with the efforts to make such determination, Any such determination shall be conclusive and binding on the Parties.

“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, any entity exercising executive, legislative, judicial, quasi-judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrators) of competent jurisdiction.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Proprietary Information” includes all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret, sensitive or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Employee in the course of Employee’s employment with the Company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power

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of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, tire term “Subsidiary” refers to a Subsidiary of the Company.

“Termination Date” means the date on which Employee ceases to be employed by the Company or its Subsidiaries for any reason or no reason.

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